Exhibit 10.14

NEWALLIANCE BANCSHARES, INC.
PERFORMANCE SHARE AWARD AGREEMENT
(Employee Award)

This agreement dated as of May 29, 2009 (the “Award Agreement”) is entered into by and between NewAlliance Bancshares, Inc., a Delaware corporation (the “Company”) and ___________________________ (the “Participant”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them by the NewAlliance Bancshares, Inc. 2005 Long-Term Compensation Plan (the “Plan”).

1.           General.  The Participant is hereby granted as of May 29, 2009 (the “Award Date”) the opportunity to earn a range of shares of the common stock of the Company, with the amount earned to be based on the Company’s total shareholder return as compared to companies in an index as set forth below.  The target number of shares of the Company’s common stock to be earned if the Company performs at the median of the companies in the index is ______ shares (the “Performance Shares”).  As indicated below, the actual number of shares earned may be higher or lower than the target amount, based on the Company’s total shareholder return.  This grant is made pursuant to and subject to all of the provisions hereof and of the Plan, which provisions are, unless otherwise provided herein, incorporated by reference and made a part hereof to the same extent as if set forth in their entirety herein, and to such other terms necessary or appropriate to the grant hereof having been made. The Participant hereby acknowledges receipt of a copy of the Plan.

2.           Performance Period.  The Performance Period is May 29, 2009 through and including the earlier of (a) May 31, 2012, or (b) the date of completion of any Change in Control.

3.           Settlement of Awards.

(a)           The number of Performance Shares earned shall be calculated based on the following table.  If the Company’s TSR Percentage (as defined in Section 3(b)) equals an amount set forth in column A of the table, then the percentage of Performance Shares earned shall equal the corresponding percentage shown in column B of the table.  If the Company’s TSR Percentage falls between 35% and 85% but does not equal an amount set forth in column A, then the percentage of Performance Shares earned shall be interpolated between the two closest corresponding amounts in column B, with the percentage rounded to four decimal points (for example, if the Company’s TSR Percentage equals 55%, then the percentage of Performance Shares earned will equal ____%).  In each case, the percentage of Performance Shares earned will be multiplied by the number of shares set forth in Section 1 above (subject to adjustment pursuant to Section 3(c) or Section 4 below in the event of a Change in Control, death or Disability prior to May 31, 2012), with the end result rounded to the nearest whole share.

Column A -	Column B -

Company’s TSR Percentage	TSR Performance Shares Earned

Below 35th percentile	0%
35th percentile	50%
41st percentile	70%
50th percentile	100%
57th percentile	120%
64th percentile	140%
71st percentile	160%
78th percentile	180%
85th percentile or higher	200%

(b)           For purposes of Section 3(a), the Company's TSR Percentage shall be determined based upon the Company’s total shareholder return (defined as share price appreciation from the beginning of the Performance Period to the end of the Performance Period, plus the total dividends paid on the common stock during the Performance Period) as reported on the SNL Thrift Index (as published by SNL Financial)  (or, in the event such Index shall be discontinued, a comparable index as determined in the discretion of the Company’s Compensation Committee) versus the  total shareholder return for all companies included in the SNL Thrift Index at both the beginning and the end of the Performance Period.  The Company’s TSR Percentage will be calculated by listing the thrifts in the Index that at the end of the Performance Period were also in the Index at the beginning of the Performance Period in ascending order of total shareholder return; (2) determine the Company's rank in such list, counting up from the bottom, and designate such rank as "x"; (3) divide "x" by the total number of companies in the Index at the end of the Performance Period (including the Company) and multiply the resulting quotient by 100%, with such result rounded to the nearest whole percentage being the Company’s TSR Percentage. Share appreciation shall be measured for the Company using the average closing price of the Company’s common stock for the 10 business day period ending on May 29, 2009 as the starting point and the average closing price of the Company’s common stock for the 10 business day period ending on the last day of the Performance Period as the ending point. Share appreciation for the other thrifts in the Index shall be measured using the average closing price of their common stock for the 10 business day period ending on May 29, 2009 as the starting point and the average closing price of their common stock for the 10 business day period ending on the last day of the Performance Period as the ending point.  In the event the Index data is not available on the date of the beginning or the end of the Performance Period, the closest date prior to such date on which the data is available shall be used.

(c)           If the last day of the Performance Period is prior to May 31, 2012 due to the completion of a Change in Control prior to such date, then the number of Performance Shares earned pursuant to Section 3(a) above shall be multiplied by a fraction, the numerator of which is the number of days in the Performance Period and the denominator of which is 1096, with the result rounded to the nearest whole share.

4.           Vesting.  The Performance Shares earned hereunder will vest on the last day of the Performance Period (the “Vesting Date”).   If the Participant's employment with the Company terminates during the Performance Period due to the Participant's death or Disability, then the Participant shall receive, at the time set forth in Section 5, a number of Performance Shares equal to the product of (x) the number of Performance Shares earned as calculated pursuant to Section 3(a) above, except using the date of such termination as if it were the last day of the Performance Period, multiplied by (y) a fraction, the numerator of which is the number of days in the  Performance Period that elapsed through the date of the Participant's termination of employment with the Company, and the denominator of which is 1096. No Performance Shares shall be earned if the Participant’s employment with the Company terminates for any other reason prior to the earlier of May 31, 2012 or a Change in Control.

5.           Distribution; Transferability.  The Company shall, subject to Section 8, deliver to the Participant or his or her beneficiary any vested Performance Shares as soon as practicable following the conclusion of the Performance Period (or, in the case of a termination of employment during the Performance Period due to death or Disability, following the date on which the Performance Period concludes pursuant to Section 4 above for purposes of determining the number of Performance Shares earned).

6.           Applicable Law.  The validity, construction, interpretation and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction.

7.           Severability.  The provisions of this Award Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

8.           Waiver.  The waiver by the Company of a breach of any provision of this Award Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

9.           Binding Effect.  The provisions of this Award Agreement shall be binding upon the parties hereto, their successors and assigns, including, without limitation, the Company, its successors or assigns, the estate of the Participant and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Participant.

10.           Withholding.  The Participant agrees, as a condition of this grant, to make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of the Performance Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of shares arising from this grant, the Company shall have the right to require such payments from the Participant, or withhold such amounts from other payments due the Participant from the Company or any subsidiary or Affiliate.  The Company shall, upon the written request of the Participant, automatically withhold from delivery shares having a fair market value on the Vesting Date equal to the amount of tax to be withheld. Fractional share amounts shall be settled in cash.

11.           Taxes.  The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this grant and the transactions contemplated by this Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this award opportunity or the transactions contemplated by this Award Agreement.

12.           No Retention Rights.  Nothing herein contained shall confer on the Participant any right with respect to continuation of employment by the Company or its Affiliates, or interfere with the right of the Company or its Affiliates to terminate at any time the employment of the Participant.

13.           Construction.  This Award Agreement is subject to and shall be construed in accordance with the Plan, the terms of which are explicitly made applicable hereto. In the event of any conflict between the provisions hereof and those of the Plan, the provisions of the Plan shall govern. Nothing herein is intended to amend or revise the terms of any written employment agreement executed prior to the Award Date by the Participant and the Company and/or the Bank.

PARTICIPANT	NEWALLIANCE BANCSHARES, INC.

____________________________	By: ______________________________
Name: ____________________________
Its: ______________________________